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                                                                      EXHIBIT 10

               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                         IN AND FOR NEW CASTLE COUNTY


DAVID J. STEINBERG and                  )
CHAILE B. STEINBERG,                    )
                                        )
                Plaintiffs,             )
                                        )       C.A. No.
    v.                                  )
                                        )
CHRISTOPHER R. McCLEARY, DOUGLAS        )       CLASS ACTION
E. HUMPHREY, FRANK A. ADAMS, THOMAS     )        COMPLAINT
H. CATO, WILLIAM F. EARTHMAN, III,      )        ---------
RAY A. ROTHROCK, ROBERT M.              )        15750NC
STEWART, JOHN H. WYANT, DIGEX,          )
INCORPORATED, and INTERMEDIA            )
COMMUNICATIONS, INC.,                   )
                                        )
                Defendants.             )


        Plaintiffs, on their own behalf and on behalf of all others similarly situated, allege on information and belief, except for paragraph 1, which is alleged on knowledge, as follows:

                                    PARTIES

        1. Plaintiffs are the owners of common stock of DIGEX, Incorporated ("DIGEX" or the "Company"), and have owned such stock at all relevant times.

        2. Defendant DIGEX, a Delaware corporation located in Beltsville, Maryland, is a leading independent national Internet service provider that focuses exclusively on businesses, governmental agencies and other


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institutional customers.  The Company has approximately 20,600,954 shares of common stock outstanding.

        3. Defendant Intermedia Communications, Inc. ("Intermedia") is a Delaware corporation headquartered in Tampa, Florida. Intermedia is a telecommunications company primarily serving business customers.

        4. (a) Defendant Christopher R. McCleary is and was at all relevant times Chairman of the Board, President, Chief Executive Officer and a director of DIGEX; (b) Defendants Douglas E. Humprey, Frank A. Adams, Thomas H. Cato, William F. Earthman, III, Ray A. Rothrock, Robert M. Stewart and John H. Wyant are and were at all relevant times directors of DIGEX.

        5. By virtue of the Individual Defendants' positions as directors of DIGEX, said defendants were and are in a fiduciary relationship with plaintiffs and the other public stockholders of the Company, and owe to plaintiffs and the other members of the class the highest obligations of due care, good faith, fair dealing, and complete candor.

                           CLASS ACTION ALLEGATIONS
                           ------------------------

        6. Plaintiffs bring this action for injunctive and other relief on their own behalf and as a class action, pursuant to Rule 23 of the Rules of the Court of Chancery and on behalf of all common stockholders of DIGEX (except defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the defendants) or their successors in interest, who are

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being damaged by the wrongful acts of the defendants as described herein (the
"Class").

        7. This action is properly maintainable as a class action for the following reasons:

                (a) The Class is so numerous that joinder of all Class members is impracticable. There are approximately 20,600,954 million common shares of DIGEX outstanding, owned by hundreds of stockholders of record. Members of the Class are scattered throughout the United States.

                (b) There are questions of law and fact which are common to members of the Class and which predominate over all questions affecting only individual members. The Common Questions include, inter alia the following:
                                                  ----------

                     i. Whether the Individual Defendants have breached their fiduciary duties owed by them to plaintiffs and members of the Class; and

                     ii. Whether plaintiffs and the other members of the Class will be irreparably damaged by the wrongs complained of herein.

                (c) The claims of plaintiffs are typical of the claims of the other members of the Class and plaintiffs have no interests that are adverse or antagonistic to the interests of the Class.

                (d) Plaintiffs are committed to the vigorous prosecution of this action and have retained competent counsel experienced in litigations of this


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nature.  Accordingly, plaintiffs are adequate representatives of the Class and will fairly and adequately protect the interests of the Class.

                (e) The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class and establish incompatible standards of conduct for the party opposing the Class.

                (f) Defendants have acted and are about to act on grounds generally applicable to the Class, thereby making appropriate final injunctive relief with respect to the Class as a whole.


                            SUBSTANTIVE ALLEGATIONS
                            -----------------------

        8. In October 1996, DIGEX sold 4,500,000 shares of common stock to the public at $10.125 per share in an initial public offering (the "IPO"). The lead underwriter of the IPO was Friedman Billings Ramsey & Co., INc. ("Friedman Billings"). Friedman Billings earned fees in excess of $2.5 million in connection with the IPO.

        9. The 4,500,000 shares sold to the public represented approximately 42.44% of DIGEX's 10,600,964 shares outstanding. Approximately 53.9% of the balance continued to be owned by insiders and their affiliates who are represented on the Board of Directors. All of the owners of DIGEX common stock prior to the IPO obtained their shares at prices far below the $10.125 per share IPO offering price and which averaged $2.10 per share.

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        10.  In the Prospectus for the IPO, DIGEX said it intended to use the net proceeds of $41.2 million from the IPO as follows: The Company would repay a $1.5 million bridge loan owed to Blue Chip Capital Fund Limited Partnership of which defendant Wyant is the general partner. The Company would also use up to $15 million to acquire equipment for continued expansion of its network and Web server hosting facilities and the balance to fund operating losses and working capital requirements associated with the expansion of the Company's customer base.

        11. The Prospectus portrayed DIGEX as a company poised for rapid expansion and growth. The Prospectus stated:

        DIGEX's nationwide network infrastructure provides Internet connectivity to business customers in 33 U.S. metropolitan areas through 40 points of presence ("POPs"). Leveraging off a strong and well-established presence in the eastern United States, the Company has embarked on a major expansion program which will result in a total of 55 POPs (serving 48 U.S. metropolitan areas) by the end of 1996.

The Prospectus also stated:

        After receiving its first major infusion of institutional equity capital in March 1995, the Company reoriented its strategy to focus exclusively on business customers, who generally require high bandwidth connectivity, and also began to develop its Web server hosting business. Additionally, the Company brought in an experienced management team in the first quarter of 1996 and completed a DS-3 backbone ring around the continental United States in the first half of 1996. As a result, the
                                                              ----------------
        Company's leased line and server customers have grown from approximately
        ------------------------------------------------------------------------
        65 accounts at April 30, 1995 to approximately 1050 accounts at August
        ----------------------------------------------------------------------
        31, 1996.  (Emphasis added)
        ---------


                                    *  *  *


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The Prospectus continued:

        The Company recently entered into its first multi-year private network agreements with LCI, WinStar and Orion. Through its private network agreement with the Company, Orion will resell the Company's connectivity services to its customers in Europe. The Company expects that its ability to attract additional private network customers will be significantly enhanced by the announcement of these agreements.

        12. The Prospectus also indicated to prospective investors that their investment should be considered long term by apprising them of the fact that short term operating results could be adversely affected due to the heavy capital expenditures necessitated by the phenomenal growth that the Company was experiencing. The Prospectus specifically stated "[the Company's short term focus is on building and expanding its customer base, which will require it to make significant investments in its network infrastructure, personnel, marketing and the development of new products and services, and which may adversely impact short term operating results." Accordingly, the prospect of any significant short term appreciation in the stock price was severely limited.

        13. The Prospectus also specifically stated that "the Company does not currently pay dividends on its Common Stock and does not anticipate paying dividends in the foreseeable future. It is the present policy of the Company's Board of Directors to retain earnings, if any, to finance the expansion of the Company's business." Thus, the Prospectus was unambiguous in its implications that if shareholders were to realize a return on their investment, it

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would be through long term appreciation in the price of the Company's common stock.

        14. The Prospectus also implied that the outlook for the Company was very favorable because the Company's business model required lower capital expenditures than those of its competitors. The Prospectus stated that:

        DIGEX, on the other hand, has found that it can maintain its focus on business customers and build a network infrastructure that can serve a substantial majority of the business marketplace with fewer POPs than its competitors. In addition, the Company's Web server hosting business, while offering additional Internet solutions to its business customers, generates a substantial portion of its traffic after business hours, and thus balances the usage of the Company's network. Thus, given its more focused business strategy and more efficient use of capital, DIGEX can offer a comprehensive range of business Internet solutions on a cost-effective basis.

        15. Notwithstanding DIGEX's announced business strategy of expansion and long-term growth set forth in the IPO Prospectus, on June 5, 1997. DIGEX and Intermedia announced that they had entered into a merger agreement (the "Merger"). Pursuant to the terms of the merger agreement, shareholders of DIGEX are to receive $13 per share in cash for each share of DIGEX common stock.

        16. In violation of their fiduciary duties to plaintiffs and the public stockholders of DIGEX, the Individual Defendants have agreed to vote in favor of the Merger. This was done by the Individual Defendants primarily to protect their compensation and positions with the Company, for as reported by the Dow Jones News Service on June 5, 1997, Intermedia said that "DIGEX
    ----------------------
Chairman, President


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and Chief Executive Chris McCleary, and his management team, will continue to manage the DIGEX operation."

        17. Additionally, the Company's Schedule 14D-9 disclosed that "[o]n June 4, 1997, Intermedia consented to the grant by the Company of options to purchase up to 200,000 Shares at an exercise price of $3.00 per share to certain senior officers of the Company." The 14D-9 also disclosed that "on April 11, 1997 and June 3, 1997, Mr. Christopher R. McCleary, the Company's President, Chairman and Chief Executive Officer, exercised employee stock options previously granted to Mr. McCleary under the Company's employee stock option plan to purchase 100,781 shares and 79,375 Shares, respectively, at an exercise price of $0.25 and $3.73 per Share, respectively." The 14D-9 further disclosed that "in connection with the Annual Meeting, the compensation committee of the Board of Directors awarded two executive officers of the Company options to purchase a total of 180,000 Shares at an exercise price of $8.625 per Share."

        18. In the 14D-9, the Company describes the events leading up to the Merger. The 14D-9 states that "[o]ver the last several months, the Company has been approached by a variety of other companies about possible business transactions ranging from strategic partnerships and teaming arrangements to equity transactions....Several were presented by investment banking firms acting
                       ---------------------------------------------------------
on behalf of the Company" (emphasis added).  The 14D-9 also disclosed that
------------------------
defendant McCleary initially met with David C. Ruberg,



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Chairman, President and Chief Executive Officer of Intermedia on February 18,
1997 to begin negotiating the Merger. Thus, it is clear that either prior to the closing or within one month of the closing of the IPO, the defendants were actively attempting to sell the Company and to eliminate the public shareholders of DIGEX who were induced to make their investment in the Company based on the long term prospects of the Company as touted in the Prospectus.

        19. Furthermore, the Company has retained Friedman Billings to act as its financial advisor in the Merger, for which services Friedman Billings will receive approximately $1.2 million. Friedman Billings, in its capacity as financial advisor to the Company, has rendered an opinion that the Merger is fair to the public shareholders of the Company. Friedman Billings will have earned in excess of $3.7 million in less than nine months for its part in inducing the public to invest in DIGEX and then freezing out those who succumbed.

        20. The Individual Defendants, in violation of their fiduciary obligations to maximize stockholder value and protect the interests of DIGEX stockholders, have not acted reasonably and in compliance with their fiduciary duties to DIGEX's shareholders, in a manner designed to obtain the highest possible price for DIGEX's public stockholders.

        21. The Merger, if consummated, will transfer control of DIGEX and its valuable assets and businesses from its stockholders to Intermedia. The Individual Defendants did not appoint or retain any truly independent person or entity to negotiate for or on behalf of the DIGEX's public shareholders to promote

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their best interests in the Merger.  The Individual Defendants have failed to implement procedures for the maximization of shareholder value and are permitting the transfer of control of DIGEX and its assets at a value which fails to reflect the enhanced long-term value of its stock given the positive trends DIGEX has consistently shown in revenues and the rapid expansion of its customer base.

        22. If consummated, the merger agreement will deny Class members their right to share proportionately in the true value of DIGEX's valuable assets and future growth. Indeed, the Individual Defendants, recognizing that the cash consideration for the Merger is inadequate, have secured additional protections for themselves, for as the Dow Jones News Service reported on June 5, 1997, the
                           ----------------------
Merger is structured so that "Digex management and other Digex option holders will receive Intermedia stock options in exchange for their stock options in Digex, in lieu of receiving cash."

        23. In addition to continued employment for DIGEX's present management and the granting of valuable options to certain executive officers and/or directors of DIGEX, the Company's Board, dominated and controlled by individuals and entities whose ownership interests predated the IPO, have agreed to the proposed merger because their desire is to liquidate their DIGEX investment at this time, at a substantial premium over their cost, notwithstanding that class
                                         -----
members were induced to purchase their DIGEX securities based upon the long-term value of the investment as touted in the Prospectus.


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        24.  The Merger serves no legitimate business purpose of the Company.
Rather, Class members' funds were used to make DIGEX more attractive as an acquisition candidate and thereby allow the Individual Defendants and their related entities a greater profit from their DIGEX investment.

        25. By reason of the foregoing, the Individual Defendants have participated in unfair dealing toward plaintiffs and the other members of the Class in breach of fiduciary duties owed by them to the Class. As a result, plaintiffs and the Class will not receive the fair value of DIGEX's assets and businesses.

        26. Intermedia knowingly aided and abetted the breaches of fiduciary duty committed by the Individual Defendants complained of herein by offering to retain DIGEX management in their present positions and consenting to the grant of stock options to certain executive officers of DIGEX. Furthermore, the proposed merger between DIGEX and Intermedia could not take place without the knowing participation of Intermedia.

        27. Plaintiffs and the other members of the Class have suffered and will suffer irreparable injury as a result of the improper transactions complained of herein. Plaintiffs and the Class have no adequate remedy at law.

        WHEREFORE, plaintiffs demand judgment for declaratory, injunctive, monetary and other relief against all defendants as follows:

        (a) Declaring that this action may be maintained as a class action and designating plaintiffs as Class representatives;


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        (b)  Preliminarily and permanently enjoining the proposed Merger complained of herein;

        (c) In the event the Merger is consummated before judgment, rescinding the Merger or awarding rescissory damages to the Class;

        (d) Directing the Individual Defendants, jointly and severally, to account to plaintiffs and the members of the Class for all losses and damages suffered and/or to be suffered by them as a result of the acts and transactions complained of herein;

        (e) Directing the Individual Defendants to accounts for all profits and any special benefits obtained as a result of their unlawful conduct;

        (f) Awarding plaintiffs the costs and disbursements of this action, including reasonable attorneys' and experts' fees; and

        (g) Granting such other and further relief as this Court may deem just and proper.

                                        ROSENTHAL, MONHAIT, GROSS & GODDESS

                                        /s/ Joseph A. Rosenthal
                                        -----------------------------------
                                        Suite 1401, Mellon Bank Center
                                        P.O. Box 1070
                                        Wilmington, DE 19899
                                        Attorneys for Plaintiffs

OF COUNSEL:

SAVETT FRUTKIN PODELL & RYAN, P.C.
Suite 508
320 Walnut Street
Philadelphia, PA  19106


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